Exhibit 10.13

FIRST AMENDMENT TO SURFACE LEASE AGREEMENT

THIS FIRST AMENDMENT TO SURFACE LEASE AGREEMENT (this “First Amendment”) is made and entered into this 17th day of July, 2026 (“First Amendment Effective Date”), by and between TOM-STACK, LLC (“Lessor”) and SPRE WATONGA OK, LLC (“Lessee”).

W I T N E S S E T H:

WHEREAS, Lessor and Lessee entered into that certain Surface Lease Agreement executed on January 24, 2024, with a commencement date on February 1, 2024 (the “Lease”), whereby Lessor (i) leased to Lessee the surface of a certain tract of land measuring approximately 10.57 acres, as more particularly described in the Lease as the Leased Premises, solely for the purpose of constructing, operating, and maintaining a data processing facility; (ii) granted to Lessee the non-exclusive right to use and access a certain area, as described in the Lease as the Electric Use Area, solely for the purpose of constructing, operating, and maintaining electric facilities solely for the purpose of providing electricity to the Leased Premises, (iii) granted to Lessee the non-exclusive right to use and access a certain area, as described in the Lease as the Water Pipeline Use Area, solely for the purpose of constructing, operating, and maintaining a pipeline for the sole purpose of transporting water only to the Leased Premises, (iv) granted to Lessee the non-exclusive right to use and access a certain area, as described in the Lease as the Shop Warehouse, for the sole purpose of utilizing the bathroom and breakroom areas of the Shop Warehouse, and (v) granted to Lessee the non-exclusive right to use and access a certain access route, as described in the Lease as the Access Route, for the sole purpose of accessing the Leased Premises, Electric Use Area, the Water Pipeline Use Area, and the Shop Warehouse (while in effect); and

WHEREAS, Lessor and Lessee desire to amend and modify the Lease as provided for herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and in the Lease and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree to amend the Lease as follows:

1.         Defined Terms.  Capitalized terms not defined herein shall have the same meanings attributed to such terms under the Lease.

2.	Term. Section 11 of the Lease is hereby deleted in its entirety and replaced with the following:

“11.

Term. This Agreement shall be effective for five (5) years commencing on February 1, 2024, and terminating on January 31, 2029 (the "Initial Term"). Lessee shall have the option to renew and extend this Agreement for three (3) additional terms of five (5) years each (each, a “Renewal Term”), provided (a) Lessee provides written notice to Lessor of such election to renew at least sixty (60) days prior to the expiration of the Initial Term or the then-current Renewal Term, as applicable, and (b) at the commencement of the respective Renewal Term Lessee is not in beach of any term of this Agreement. All terms of each Renewal Term will be the same as the Initial Term, except the rental fees for each Renewal Term will be as set forth in Section 12 below. Notwithstanding the foregoing, with respect to the second Renewal Term and each subsequent Renewal Term, Lessor shall have the right, in its sole and absolute discretion, to terminate this Agreement upon expiration of the then-current Renewal Term, if, as of the date of Lessee’s written renewal notice, Lessee has not constructed, installed, and placed into operation on the Leased Premises high-performance computing (“HPC”) facilities with an aggregate operational capacity of not less than fifteen (15) megawatts (MW) (the “Build-Out Threshold”). Lessor may exercise such right to terminate this Agreement by delivering written notice of termination to Lessee within thirty (30) days following Lessor’s receipt of Lessee’s renewal notice, in which event (i) Lessee’s renewal election shall be of no force or effect, (ii) this Agreement shall terminate upon the expiration of the then-current Renewal Term, and (iii) Lessee shall have no further right to renew or extend this Agreement. For purposes of determining whether the Build-Out Threshold has been satisfied, “operational capacity” shall mean the aggregate nameplate electrical capacity of HPC facilities that have been installed on the Leased Premises, energized, and placed into commercial service.”

3.	Rental Fees. Section 12 of the Lease is hereby deleted in its entirety and replaced with the following:

“12.	Rental Fees. Subject to the conditional abatement of rental fees, Lessee shall pay to Lessor monthly fees as shown below:

Dates	Monthly Rental Fees
February 1, 2024 – July 31, 2024	$10,000.00
August 1, 2024 – January 31, 2026	$17,500.00
February 1, 2026 – January 31, 2029	$20,000.00
February 1, 2029 – January 31, 2034 (if first Renewal Term is exercised)	$25,000.00
February 1, 2034 – January 31, 2039 (if second Renewal Term is exercised)	$30,000.00
February 1, 2039 – January 31, 2044 (if third Renewal Term is exercised)	$35,000.00

The monthly rental fees shall be conditionally abated from February 1, 2024 through March 31, 2024. Commencing on April 1, 2024, Lessee shall make the monthly rental fee payments as set forth in this Agreement.

Lessee shall pay the monthly rental fee to Lessor, in advance, without demand, deduction or offset, beginning on February 1, 2024 (subject to the conditional abatement set forth above) and continuing on the first calendar day of each calendar month thereafter, via electronic funds transfer (pursuant to instructions provided by Lessor) of good and immediately available currency of the United States of America or via check at Lessor's address set forth herein or at such other place as Lessor shall designate in writing from time to time. If the termination of this Agreement occurs on a day other than the last day of a calendar month, the monthly rental fee for such partial month shall be prorated on a daily basis based on the actual calendar days within such calendar month.

Upon its execution of this Agreement, Lessee shall pay to Lessor an amount equal to $20,000 (“Prepaid Rental Fee”), which Prepaid Rental Fee shall be credited against the monthly rental fees payable hereunder on April 1, 2024 through May 31, 2024. Lessee shall not be afforded any beneficial occupancy under this Agreement and Lessee’s rights to occupy the Leased Premises shall commence on February 1, 2024, subject to its advance payment of the Prepaid Rental Fee.

In no event, including early termination, will Lessee be entitled to a return of any portion of the rental fees, including, but not limited to, the Prepaid Rental Fee, paid to Lessor.”

4.	Assignment. Section 23 of the Lease is hereby deleted in its entirety and replaced with the following:

“23.

Assignment. Lessee may not assign, sub-lease, encumber, or otherwise transfer this Agreement, any interest herein, or any rights or obligations hereunder without first obtaining the express written consent of Lessor; provided, however, Lessee may, without Lessor’s consent, assign this Agreement, in whole or in part, to any of its subsidiaries or affiliates, provided further that no such assignment shall relieve Lessee of its obligations hereunder and Lessee and the assignee shall be joint and severally liable for all Lessee obligations under this Agreement. Any attempted assignment or sub-lease without Lessor’s prior express written consent shall be deemed null and void, except for assignments permitted in the preceding sentence. No assignment of this Agreement will be binding on Lessor until Lessee furnishes Lessor a true copy of the instrument evidencing the assignment. Moreover, unless Lessor provides otherwise as part of its written consent, Lessee’s assignment of this Agreement will not relieve Lessee of its obligations hereunder.”

5.          Leasehold Mortgages. The Lease is hereby amended by adding the following as a new Section 41 of the Lease:

“41.	Leasehold Mortgages.

(a)         Right to Mortgage. Notwithstanding Section 23 or any other provision of this Agreement to the contrary, Lessee shall have the right, at any time and from time to time, without Lessor’s prior written consent, to mortgage, pledge, or otherwise collaterally assign Lessee’s interest in this Agreement and the leasehold estate hereby created to an institutional lender (each, a “Leasehold Mortgagee”) to secure financing for Lessee’s business operations or improvements to the Leased Premises (each such mortgage, pledge, or collateral assignment, a “Leasehold Mortgage”). The granting of a Leasehold Mortgage shall not be deemed an assignment, sub-lease, encumbrance, or other transfer requiring Lessor’s consent under Section 23 and shall not constitute a default or event of default under this Agreement. No Leasehold Mortgage shall attach to or encumber Lessor’s fee interest in the Leased Premises.

(b)         Notice to Lessor. If Lessee grants a Leasehold Mortgage permitted under this Section 41, Lessee or the Leasehold Mortgagee shall promptly deliver to Lessor a true and complete copy of the recorded mortgage or security instrument, along with the name and notice address of the Leasehold Mortgagee.

(c)         Protections for Leasehold Mortgagee. For so long as any Leasehold Mortgage remains unsatisfied, Lessor agrees to the following protections for the benefit of the Leasehold Mortgagee:

(i)          Intentionally Omitted.

(ii)         Intentionally Omitted.

(iii)       New Agreement. If this Agreement is terminated due to a default by Lessee, or if this Agreement is rejected in a bankruptcy proceeding, Lessor shall, upon the written request of the Leasehold Mortgagee delivered within fifteen (15) days after such termination or rejection, enter into a new surface lease agreement of the Leased Premises with the Leasehold Mortgagee (or its nominee) for the remainder of the term of this Agreement, upon the same terms, covenants, and conditions contained herein.

(d)         Foreclosure and Assignment. The acquisition of Lessee’s leasehold estate by a Leasehold Mortgagee via foreclosure, a deed-in-lieu of foreclosure, or other assignment in lieu thereof, shall not require Lessor’s consent and shall not constitute a default under this Agreement. Any subsequent assignment of this Agreement by the Leasehold Mortgagee shall be subject to the provisions of Section 23 of this Agreement.”

6.	Miscellaneous.

A.         First Amendment to Lease. Lessee and Lessor acknowledge and agree that the Lease has not been amended or modified in any respect, other than by this First Amendment and there are no other agreements of any kind currently in force and effect between Lessor and Lessee with respect to the Property. The term “Lease” shall hereafter mean the Lease as amended by this First Amendment, unless the context requires otherwise.

B.         PDF. This First Amendment may be executed and delivered (including by Portable Document Format (pdf) transmission) in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. PDF transmission of any signed original document or retransmission of any signed pdf transmission will be deemed the same as delivery of an original. At the request of either party, the other party will confirm pdf transmission by signing a duplicate original document.

C.          Entire Agreement. This First Amendment sets forth all covenants, agreements and understandings between Lessor and Lessee with respect to the subject matter hereof and there are no other covenants, conditions or understandings, either written or oral, between the parties hereto except as set forth in this First Amendment.

D.         Full Force and Effect. Except as expressly amended hereby, all other items and provisions of the Lease, as amended, remain unchanged and continue to be in full force and effect.

E.         Conflicts. If any provision of this First Amendment conflict with any of those of the Lease, then the provisions of this First Amendment shall govern.

F.         Successors and Assigns. This First Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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In Witness Whereof, the parties have executed this First Amendment effective as of the First Amendment Effective Date first written above.

LESSOR: TOM-STACK, LLC

By:	/s/ Christy Williamson

Name:	Christy Williamson

Title:	Senior Vice President, Commercial

LESSEE: SPRE WATONGA OK, LLC

By:	/s/ Scott Krosnowski

Name:	Scott Krosnowski

Title:	CFO